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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported) September 20, 1999

                         U.S. PLASTIC LUMBER CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

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       Nevada                         3080                      87-0404343
(State of incorporation    (Primary Standard Industrial     (I.R.S. Employer
   /organization)           Classification Code Number)    Identification No.)

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           2300 W. Glades Road, Suite 440 W, Boca Raton, Florida 33431
                    (Address of Principal Executive Offices)

 Registrant's telephone number, including area code: 561-394-3511

 Former Name or Former Address if Changed Since Last Report: Not Applicable.






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      ITEM 1. CHANGES IN CONTROL OF REGISTRANT.

      Not Applicable.

      ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

      Not Applicable.

      ITEM 3. BANKRUPTCY OR RECEIVERSHIP.

      Not Applicable.

      ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

      Not Applicable

      ITEM 5. OTHER EVENTS

      As of August 31, 1999, the Company had outstanding 30,538,086 shares of common stock. Additionally, the Company has shares reserved for future issuance. Of the shares which we have reserved for issuance pursuant to earnout agreements, 4,609,386 shares were related to an earnout provision contained in the Agreement and Plan of Reorganization entered into by the Company on March 29, 1996. In connection with this transaction, the parties to the Agreement and Plan of Reorganization agreed that the earnout shares would be paid to certain shareholders who held the common stock as of the date of the Agreement and Plan of Reorganization in the event Earth Care Global Holdings and its subsidiaries achieved net sales or production of 2.0 million pounds of plastic lumber per month for three consecutive months, subject to certain limitations contained in the Agreement. In the event we reach these sales or production levels, the shareholders of Earth Care Global Holdings as of March 29, 1996 and Clean Earth, Inc., which shareholders are referred to as the "Historical Shareholders", would receive approximately 4.6 million earnout shares. No additional assets or cash would be received by us in the event such sales or production goals were achieved which would result in the dilution from the issuance of additional shares which would directly impact all shareholders who purchased our common stock subsequent to March 29, 1996 and who still owned our common stock on the date the earnout shares are issued, assuming the sales or production goal is met. As of June 30, 1999, our net tangible book value was $34,887,796, or $1.26 per share of common stock. Net tangible book value per share represents total assets less total liabilities, divided by the number of shares of common stock outstanding. After making the accounting adjustments necessary to give effect to the issuance of the 4,609,386 earnout shares, the adjusted net book value as of June 30, 1999 would have been $1.08 per share which represents an immediate dilution of $0.18 per share to all of our shareholders who are not Historical Shareholders.

      The Company has proposed a settlement to all Historical Shareholders to take 15% of what they might have otherwise been entitled to have received under the Agreement and


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      Plan of Reorganization had the earnout shares been earned. As of the date of the filing of this 8K, Historical Shareholders representing 4,410,794 shares of the 4,609,386 earn out shares have executed the Earn Out Rights Settlement Agreement ("Settlement Agreement") with the Company. The Company anticipates that it may receive executed copies of the Settlement Agreement in the near future from the Historical Shareholders who have not yet executed the Settlement Agreement, primarily from some historical Shareholders who the Company has had difficulty locating. However, there may be some Historical Shareholders who the Company is unable to locate due to change of addresses or others who decline to sign the Settlement Agreement for whatever reason.

      To the extent any Settlement Agreement is not executed, the Company will have continued exposure to issue 100% of the earnout shares relative to any such Historical Shareholder who has not executed a Settlement Agreement. The Company has reserved for this exposure as follows: It has placed a contingent liability on its books for the remaining Historical Shareholders who have not replied to the Settlement Agreement.

      As a result of the execution of the Settlement Agreements, the Company's potential obligation to issue 4,609,386 shares to Historical Shares has dissipated. The Company will issue approximately 691,408 shares in lieu of 4,609,386 shares to Historical Shareholders if 100% of the Historical Shareholders execute the Settlement Agreement. Of this amount, the Company's current obligation based upon the Settlement Agreements signed to date is to issue approximately 661,732 shares to Historical Shareholders. These shares will be issued on or about January 5, 2000.

      ITEM 6. RESIGNATIONS OF REGISTRANT'S DIRECTORS.

      Not Applicable.

      ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
              EXHIBITS.

      Not Applicable.

      ITEM 8. CHANGE IN FISCAL YEAR.

      Not Applicable.

      ITEM 9. SALES OF EQUITY SECURITIES PURSUANT TO REGULATION S.

      Not Applicable.

      EXHIBITS

      1. Form of Settlement Agreement.


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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

                                         U.S. Plastic Lumber Corporation
                                                   (Registrant)


Date: September 3, 1999                   By: /s/ Bruce C. Rosetto
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                                            Bruce C. Rosetto, Vice President and
                                            General Counsel/Secretary